Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

ATHENA TECHNOLOGY ACQUISITION CORP. II

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(f)(2)	35,252,475	(3)	N/A	$1,175.09	(4)	0.00015310	$0.18
Total Offering Amounts						$1,175.09			$0.18
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$0.18

(1)	Represents the maximum number of shares of common stock, par value $0.0001 per share (“Common Stock”), to be issued by Athena Technology Acquisition Corp. II, a Delaware corporation (“Athena”), in connection with the proposed business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement by and among Athena, Project Atlas Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Athena, and Ace Green Recycling, Inc., a Delaware corporation (“Ace Green”), as described in the accompanying registration statement.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), Athena is also registering an indeterminable number of additional shares of Common Stock as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(3)	Estimated as the number of shares of Common Stock to be issued to the equityholders of Ace Green in connection with the Business Combination equal to the quotient of (a) $250,000,000 divided by (b) $10.10 (rounded down to the nearest whole share), plus up to 10,500,000 earnout shares.

(4)	Calculated in accordance with Rule 457(f)(2) under the Securities Act. Ace Green is a private company, no market exists for its securities and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of Ace Green’s securities expected to be exchanged in connection with the Business Combination.